Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	David W. Vreeman
Vice President & CFO
www.credopetroleum.com

CREDO ANNOUNCES SUCCESSFUL DRILLING RESULTS

AND EXPANSION OF ITS EXPLORATION PROGRAM

DENVER, COLORADO, May 4, 2005 – CREDO Petroleum Corporation (NASDAQ:  CRED) today announced successful drilling results in Oklahoma and expansion of its exploration program into South Texas and north-central Kansas.

SUCCESSFUL DRILLING IN OKLAHOMA

The company currently drills primarily for natural gas on its 40,000 gross acre inventory located along the northern shelf of the Anadarko Basin of Oklahoma.

In Ellis County, Oklahoma, the Connor #1-6 is the second well drilled on the company’s 1,280 gross acre Gage Prospect and appears to be an excellent well for the area.  The 9,170-foot well encountered 84 feet of Morrow sand in two intervals, and has been completed in the upper 39-foot sand interval.  Pipeline sales commenced in late April and the well is currently producing on a 26/64ths-choke at daily rates up to 2.4 MMcf (million cubic feet of gas) and 40 barrels of load water.  The estimated absolute open flow is approximately 4.0 MMcf per day.  CREDO owns a 50% working interest and is the operator.

The Connor #1-6 is a west offset to the previously reported Skyler #1-6 in which the company also owns a 50% working interest.  The Skyler has produced approximately 300 MMcf in four months and is an excellent well for the area.  Daily production rates are currently 2.3 MMcf and 14 barrels of oil.  Information from the Connor well indicates that it should be comparable to the Skyler.

James T. Huffman, President, said, “On a combined basis, the Skyler and Connor wells are producing at daily rates of almost 5.0 MMcfge (million cubic feet of gas-equivalent).  These wells are expected to make a significant contribution to our 2005 production.”

One mile to the northeast, a third well will be drilled this month on the Gage Prospect.  The Freeman #1-32 will test Morrow sands at approximately 9,100 feet.  The company owns a 31% working interest.  Two additional wells are currently planned for this prospect.

About 18 miles to the north in Harper County, the Easterwood #2-23 well has been drilled on the Dunlap portion of the Sand Creek Prospect.  It is awaiting pipeline connection prior to being completed for production.  The well is currently classified as a tight hole, which means that further information is not being released for proprietary business reasons.  The company owns a 24% working interest.

Approximately five miles to the east, the company will continue exploration on its 4,500 gross acre Glacier prospect.  The Ruby State #1-27, scheduled to spud in June, will be the third wildcat drilled on this prospect and will be located about three-quarters mile north of the Glacier #1-34 well.  As previously reported, the Glacier #1-34 found the best sand quality the company has encountered in Harper and Ellis Counties and produced at very high initial rates with virgin pressure.  However, the well’s pressure and production declined rapidly indicating that the sands are boundary restricted, most likely by faulting.

Huffman further stated,  “We found a Morrow channel system on the Glacier Prospect that contains superb sand quality and virgin pressure.  Our experience is that high quality sands similar to those found in the Glacier #1-34 should extend over a much larger area within this channel system.  We, therefore, continue to be very optimistic about the reserve and production potential of this 4,500 gross acre prospect.”

EXPANSION INTO SOUTH TEXAS AND NORTH-CENTRAL KANSAS

This year, the company significantly expanded its exploration activity with new projects located in South Texas and north-central Kansas.  Both projects are in areas where 3-D seismic is a proven exploration tool and where continuing refinements are providing excellent exploration success.  Equally as important, both exploration teams specialize in their respective geographic areas and have been highly successful finding new reserves using 3-D seismic.

Huffman further stated, “Our growth strategy for the drilling segment of our business includes diversifying the areas in which we explore, expanding our exploration team, and using 3-D seismic as a primary exploration tool.  The South Texas and Kansas exploration projects provide an excellent opportunity to implement this strategy to broaden and strengthen our exploration program.”

“These projects will complement, not replace, our Northern Anadarko Shelf drilling project,” Huffman said.  “Both are 3-D seismic-driven in contrast to the Anadarko Shelf project, which is primarily exploited based on subsurface geology.  In addition, the Kansas project exclusively targets oil prospects while the South Texas project primarily targets higher risk but higher potential prospects for both oil and gas reserves.”

In South Texas, the company has committed $1,500,000 over two years to purchase, reprocess and interpret 3-D seismic and to acquire leasehold interests in Hildago and Jim Hogg Counties.  In addition to the cost of seismic and leases, the company expects to participate in drilling identified prospects with all, or a portion, of its ownership interest.  To date, 85 square miles of 3-D seismic have been purchased.  Even though the project is in a very early stage, seven drillable prospects have already been identified and approved for leasing.  Drilling is expected to commence this year.  Wells will target the Frio, Vicksburg and Wilcox sands at depths ranging from 7,000 to 16,000 feet.  The company owns 75% of the venture before payout and 37.5% after payout.

Along the Central Kansas Uplift, in Graham and Sheridan Counties, Kansas, the company has committed approximately $1,000,000 to purchase a 25% interest in 15,000 gross acres, participate in a 3-D seismic survey, and drill five exploratory wells.  Subsequent drilling will be determined by results from the initial wells.  Approximately 25 square miles of proprietary 3-D seismic will be shot to define Lansing-Kansas City oil prospects at about 4,000 feet.

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CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.